Exhibit 10.15

As of March 31, 2008

Blue Lake Rancheria

P.O. Box 428

Blue Lake, CA 95525

Attn: Eric Ramos

Dear Sir or Madam:

This Letter (the “Agreement”) is intended to set forth certain agreements between ClearPoint Resources, Inc. (“CPR”) and Blue Lake Rancheria, a federally recognized Indian tribe (“Blue Lake”), with respect to the amendment and restatement of that certain Promissory Note, dated March 1, 2005, for the original principal amount of $1,290,000 (the “Note”). The parties acknowledge and understand that this Agreement constitutes a legally binding obligation and commitment on the parties hereto which shall be further documented in definitive, binding agreements to be completed no later than April 14, 2008.

1. The Note shall be amended and restated as follows:

a. the principal amount shall be due and payable as follows: (a) Two Hundred Thousand U.S. Dollars ($200,000) shall be paid to Blue Lake no later than April 8, 2008, (b) CPR shall pay Blue Lake Fifty Thousand U.S. Dollars ($50,000) on the first business day of each calendar month for twelve (12) consecutive months (totaling $600,000 in the aggregate), the first payment to occur on May 1, 2008 and the last to occur on April 1, 2009, and (c) on April 30, 2009, CPR shall pay to Blue Lake the balance of the principal amount, equal to Four Hundred and Ninety Thousand U.S. Dollars ($490,000), plus accrued interest;

b. the applicable interest rate shall be increased from six percent (6%) to ten percent (10%);

c. ClearPoint Business Resources, Inc. (“CPBR”), the parent company of CPR, shall issue Nine Hundred Thousand (900,000) shares of CPBR common stock, par value $0.0001 per share, in the name of Blue Lake, to be held in escrow, pursuant to an escrow agreement, as security for payment of the amounts set forth in subsection (a) above; and

d. the Guaranty, dated February 28, 2005, by and among Blue Lake, Christopher Ferguson and certain other parties, as well as the Guaranty, dated February 28, 2005, by and among Blue Lake, Michael Traina and certain other parties, shall continue per their respective terms.

2. The amended and restated Note, as well as the escrow agreement, shall contain representations, warranties, covenants, indemnifications and other provisions customary in such transactions.

3. Each of the parties agrees to keep the existence and terms of this Agreement and the facts and content of all discussions relating to the proposed transaction (including proposed terms and conditions), any Confidential Information (as defined in the Non-Disclosure Agreement, dated March 28, 2008, between the parties (the “Confidentiality Agreement”)) obtained by any party during the negotiation process, the fact that the Confidential Information has been made available and/or that discussions or negotiations have taken place concerning a possible business relationship, confidential among ourselves and our respective representatives and advisors, unless otherwise required by law, regulatory authorities, stock exchanges and/or the SEC. This Paragraph 3 is not intended to supersede, but rather be in addition to, the Confidentiality Agreement.

4. Both CPR and Blue Lake acknowledge that a breach by either of them of their respective obligations under this Agreement will cause irreparable harm to the other party. Accordingly, both CPR and Blue Lake acknowledge that the remedy at law for breach of such obligations hereunder will be inadequate and agree, in the event of a breach or threatened breach by either of them of such provisions, that the other party shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate performance hereunder, without the necessity of showing economic loss, without any bond or other security being required.

5. CPR and Blue Lake will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, incurred at any time in connection with, pursuing or consummating the transactions contemplated by this Agreement.

6. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which, taken together, constitute one and the same instrument.

7. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of law and principals thereof.

[SIGNATURES ON FOLLOWING PAGE]

If you agree to the foregoing, kindly indicate as such by signing the enclosed copy of this Agreement and returning it to Michael Traina, Chief Executive Officer of CPR.

CLEARPOINT RESOURCES, INC.

By:	/s/ Mike Traina
Michael Traina
Chief Executive Officer

AGREED TO AS OF THE 31ST DAY

OF MARCH, 2008:

BLUE LAKE RANCHERIA

By:	/s/ Eric Ramos
Name:	Eric Ramos
Title:	President of Business Operations

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